                                                                    EXHIBIT 99.8
                    SERIES B CONVERTIBLE PERPETUAL PREFERRED
                            STOCK PURCHASE AGREEMENT

         This Series B Convertible Perpetual Preferred Stock Purchase Agreement (this "AGREEMENT") is made as of December 13, 2001, by and among National Mercantile Bancorp, a California corporation (the "NMB"), and the purchasers of NMB's Series B Convertible Perpetual Preferred Stock listed on Exhibit A hereto who are signatories of this Agreement (individually, a "PURCHASER" and collectively, the "PURCHASERS").

         In consideration of the mutual promises and covenants herein, the receipt and sufficiency are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. AUTHORIZATION AND SALE OF SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK

         1.1. AUTHORIZATION OF SERIES B PREFERRED STOCK. NMB has authorized the sale and issuance to the Purchasers of an aggregate of 1,000 shares (the "SHARES") of its Series B Convertible Perpetual Preferred Stock, no par value (the "SERIES B PREFERRED"), having the rights, preferences, privileges and restrictions as set forth in the Certificate of Determination of NMB in substantially the form attached hereto as Exhibit B (the "CERTIFICATE OF DETERMINATION").

         1.2. SALE AND ISSUANCE OF SERIES B PREFERRED. Subject to the terms and conditions hereof, NMB hereby severally issues and sells to each Purchaser, and each Purchaser hereby severally buys from NMB, at a per share purchase price of $1,000 (the "PER SHARE PRICE"), the number of Shares specified opposite the name of each Purchaser in the column designated "Number of Shares" on Exhibit A.

2. REPRESENTATIONS AND WARRANTIES OF NMB

         NMB represents and warrants to the Purchasers that, as of the date hereof:

         2.1. CORPORATE POWER. NMB has all requisite legal and corporate power and authority to execute and deliver this Agreement and to authorize, sell and issue the Shares hereunder, to issue the shares of common stock of NMB (the "COMMON STOCK") into which the Shares are convertible (the "CONVERSION STOCK") in accordance with the terms and conditions set forth in the Certificate of Determination, and to enter into, carry out and perform its obligations under the terms of this Agreement.

         2.2. AUTHORIZATION. This Agreement has been duly authorized by all necessary or proper corporate action, has been duly executed and delivered by NMB, and constitutes a valid, legal and binding obligation of NMB, enforceable in accordance with its terms. Other than the filing of the Certificate of Determination with the California Secretary of State, all corporate action on the part of NMB, its directors and its shareholders necessary for the authorization, sale, issuance and delivery of the Shares and the Conversion Stock has been taken. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Certificate of Determination; the Conversion Stock has been duly and validly reserved and, when issued in compliance with the Certificate of Determination, will be validly issued, fully paid and nonassessable; and the Shares and the Conversion Stock will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares and the Conversion Stock may be subject to restrictions on transfer under state or federal securities laws, restrictions set forth in this Agreement and restrictions under Article XIII of the Articles of Incorporation of NMB.

         2.3. SEC FILINGS. Except as separately disclosed to Purchasers' counsel in writing: (a) since December 31, 2000, NMB has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act (as defined below) or reporting requirements of the Securities Exchange Act of 1934, as amended (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC FILINGS"); and (b) as of their respective dates, the SEC Filings complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Filings, and none of the SEC Filings, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; Since NMB's most recent SEC Filing, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition or results of operations of NMB

         2.4. CAPITALIZATION. As of the date hereof, the authorized capital stock of NMB consists of (a) 10,000,000 shares of Common Stock, of which, as of December 10, 2001 (i) 1,623,467 shares are issued and outstanding, (ii) 512,542 shares are reserved for issuance under NMB's stock option plans, (iii) 245,227 shares are reserved for issuance upon exercise of outstanding warrants; and (iv) 1,501,160 shares are reserved for issuance upon conversion of NMB's Series A Noncumulative Perpetual Convertible Preferred Stock (the "SERIES A"); and (b) 1,000,000 shares of Preferred Stock, 990,000 of which have been designated Series A, of which, as of December 10, 2001, 750,580 shares are issued and outstanding, and 1,000 of which have been designated as Series B Convertible Perpetual Preferred Stock, none of which are issued and outstanding prior to the issuance of the Shares. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. Except for the rights under the Private Purchase Agreement between NMB and Conrad Company dated as of February 6, 1997 and amended on April 30, 1997 (the "PRIVATE PURCHASE AGREEMENT"), there are no preemptive rights or similar rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, the Shares or any shares of capital stock pursuant to NMB's charter, by-laws or any agreement or other instrument to which NMB is a party or by which NMB is bound. Except as contemplated in this Agreement, the offering or sale of the Shares as provided by this Agreement does not give rise to any rights for or relating to antidilution which could result in any change in the number of shares of capital stock to be issued by NMB. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, plans of recapitalization, convertible securities or other agreements or arrangements of any character or nature whatever, except as contemplated by this Agreement and the SEC Filings, under which NMB is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in NMB. Except for (i) the Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") between NMB and Conrad Company, dated June 30, 1997, (ii) the Registration Rights Agreement dated December 31, 1995 between NMB and California State Teachers' Retirement System, (iii) the Registration Rights Agreement dated June 30, 1997 between NMB and Wildwood Enterprises Inc. Profit Sharing Plan and Trust, and (iv) the Agreement dated December 13, 2001 by and among NMB, South Bay Bank, National Association, and the holders of the Series A 10% Noncumulative Convertible Perpetual Preferred Stock of South Bay Bank, there are no agreements or arrangements under which NMB is obligated to register the sale of any shares of its capital stock under the Securities Act or any state securities laws.

         2.5. LITIGATION. Except as disclosed in the SEC Filings, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of NMB, threatened against or affecting NMB, its subsidiaries, or any of its officers or directors acting as such, that could, individually or in the aggregate, have a material adverse effect on (a) the assets, liabilities, financial condition, prospects or results of operation of NMB's business, taken as a whole or (b) the ability of NMB to perform its obligations pursuant to the transactions contemplated by this Agreement or under the agreements or instruments to be entered into or filed in connection herewith.

         2.6. COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Shares and the Conversion Stock have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Articles of Incorporation or Bylaws of NMB, and have not and will not result in any violation of, or conflict with, or constitute a default under, any agreements to which NMB or its subsidiaries are a party or by which they are bound, or any statute, rule, or regulation, or any decree of any court or governmental agency or body having jurisdiction over NMB, its subsidiaries or any of their properties, except for such violations, conflicts, or defaults which would not individually or in the aggregate, have a material adverse effect on (a) the assets, liabilities, financial condition, prospects or results of operation of NMB's business, taken as a whole or (b) the ability of NMB to perform its obligations pursuant to the transactions contemplated by this Agreement or under the agreements or instruments to be entered into or filed in connection herewith.

         2.7. GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any court or governmental authority or the National Association of Securities Dealers, Inc. ("NASD") on the part of NMB is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the Conversion Stock, or the consummation of any other transaction contemplated hereby, except (a) the filing of the Certificate of Determination in the office of the California Secretary of State; and (b) listing of the Conversion Stock with the NASD.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASERS

         Each Purchaser hereby severally represents and warrants to, and agrees with, NMB as follows:

         3.1. That such Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and that such Purchaser is acquiring the Shares for such Purchaser's own account for investment and not with a view to, or for resale in connection with, a distribution of the Shares within the meaning of the Securities Act. In that regard, such Purchaser understands that (a) the Shares have not been registered under the Securities Act or under any state securities laws and are therefore restricted securities; (b) the Shares may not be sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available.

         3.2. Such Purchaser understands that an investment in the Shares involves risk, and such Purchaser has the financial ability to bear the economic risk of this investment in the Shares, including a complete loss of such investment.

         3.3. Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of an investment in the Shares and in protecting such Purchaser's own interests in connection with this transaction, and such Purchaser has had the opportunity to investigate the business and affairs of NMB and to ask questions of its officers and employees, and has availed such Purchaser of such opportunity either directly or through such Purchaser's authorized representatives.

         3.4. Such Purchaser understands and agrees that each certificate evidencing the Securities will bear the following legend:

         3.5. "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

         3.6. Such Purchaser further agrees that NMB may place stop orders on the certificate evidencing the Shares with the transfer agent, if any, to the same effect as the legend set forth in Section 3.4 above. The legend and stop transfer notice referred to above shall be removed only upon such Purchaser furnishing to NMB an opinion of counsel, which may include counsel to a Purchaser (reasonably satisfactory to NMB), to the effect that such legend may be removed.

         3.7. Such Purchaser acknowledges that transfers of the Shares are restricted by Article XIII of the Articles of Incorporation of NMB and that certificates evidencing the Shares will bear the legend required by such Article XIII.

4. COVENANTS OF NMB

         4.1. NMB agrees to at all times have authorized and reserved for issuance a sufficient number of shares of Common Stock to allow for the conversion of the Shares. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of Conversion Stock issuable upon conversion of the Shares (based on the current conversion price of the Shares then in effect), NMB will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet NMB's obligations under this Section 4.1, in the case of an insufficient number of authorized shares, and using its reasonable best efforts to obtain shareholder approval of an increase in such authorized number of shares

         4.2. NMB and the Purchasers, each of whom is also a party to the Registration Rights Agreement, hereby agree to amend Section 1.7 of the Registration Rights Agreement to read in its entirety as follows:

                  "1.7 "Registrable Securities" shall mean such Common Stock as hereafter may be issued or are issuable upon conversion of the Shares or conversion of shares of Series B Convertible Perpetual Preferred Stock, and any securities of the Company issued successively in exchange for or in respect of any of the foregoing, whether as a result of any successive stock split or reclassification of, or stock dividend on, any of the foregoing or otherwise; provided, however, that such shares of Common Stock or securities shall cease to be Registrable Securities when (i) a registration statement registering such shares of Common Stock or securities, as the case may be, under the Securities Act has been declared effective and such shares of Common Stock or securities, as the case may be, have been sold or otherwise transferred by the Holder thereof pursuant to such effective registration statement or (ii) such shares of Common Stock or securities, as the case may be, are sold pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act under circumstances in which any legend borne by such shares of Common Stock or securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company."

         4.3. NMB will use its best efforts to obtain and, so long as any Purchaser owns any of the Shares or the Conversion Stock, maintain, the listing and trading of its Common Stock (including the Conversion Shares) on Nasdaq, the American Stock Exchange or the New York Stock Exchange and will comply in all respects with NMB's reporting, filing and other obligations under the bylaws or rules of the NASD and such exchanges, as applicable. Until a Purchaser transfers, assigns or sells all of the Shares and the Conversion Stock owned by it, NMB will promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on Nasdaq or other principal exchange or quotation system on which the Common Stock is listed. The foregoing "best efforts" covenant shall not be deemed to prohibit NMB entering into and consummating mergers, consolidations, reorganizations or "going private" transactions in which the Purchasers' Shares or Conversion Stock are converted, sold, transferred, redeemed or exchanged for cash, property or other securities and otherwise in accordance with: (i) NMB's Articles of Incorporation; (ii) NMB's Bylaws; (iii) the Private Purchase Agreement; (iv) the Registration Rights Agreement; and (v) applicable law.

5. MISCELLANEOUS

         5.1. GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California without regard to conflict of laws provisions.

         5.2. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Notwithstanding the foregoing, except as set forth in Section 4.2, nothing in this Agreement shall be deemed to modify or affect the rights of the Purchasers as assignees of the rights of Conrad Company under (i) the

Registration Rights Agreement and (ii) the Private Purchase Agreement, which agreements remain in full force and effect. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.3. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed: if to a Purchaser, to the address or fax number listed after such Purchaser's name on the Schedule of Purchasers attached hereto as Exhibit A or at such other address as such Purchaser shall have furnished to NMB, and if to NMB, to:

                  National Mercantile Bancorp
                  1840 Century Park East
                  Los Angeles, California 90067
                  Attn:    President
                  Fax:     (310) 201-0629

                  or at such other address as NMB shall have furnished to the Purchasers,

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         5.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

         5.5. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         5.6. CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         5.7. ASSIGNMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         The foregoing agreement is hereby executed effective as of the date first set forth above.

"NMB"                                                "PURCHASERS"

National Mercantile Bancorp


By: /s/ Scott A. Montgomery                          /s/ James O. Pohlad
   --------------------------------------            ---------------------------
Scott A. Montgomery, President and                   James O. Pohlad
Chief Executive Officer


                                                     /s/ Robert C. Pohlad
                                                     ---------------------------
                                                     Robert C. Pohlad



                                                     /s/ William M. Pohlad
                                                     ---------------------------
                                                     William M. Pohlad

                                    EXHIBIT A

      To Series B Convertible Perpetual Preferred Stock Purchase Agreement

                             SCHEDULE OF PURCHASERS

------------------------------------------------------------------------------------------------------------------------
                                NAME AND ADDRESS                                                  NUMBER
                                                                                                OF SHARES
------------------------------------------------------------------------------------------------------------------------
James O. Pohlad                                                                                      334
60 South Sixth Street
Suite 3880
Minneapolis, MN 55402

------------------------------------------------------------------------------------------------------------------------
Robert C. Pohlad                                                                                     333
60 South Sixth Street
Suite 3880
Minneapolis, MN 55402

------------------------------------------------------------------------------------------------------------------------
William M. Pohlad                                                                                    333
60 South Sixth Street
Suite 3880
Minneapolis, MN 55402

------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

      To Series B Convertible Perpetual Preferred Stock Purchase Agreement

                          CERTIFICATE OF DETERMINATION

                          CERTIFICATE OF DETERMINATION
                                       OF
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                       OF
                 SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK
                                       OF
                           NATIONAL MERCANTILE BANCORP
                            a California Corporation

         The undersigned, Scott A. Montgomery and Rita I. Melchor, hereby certify that:

         I. They are the duly elected and acting President/Chief Executive Officer and Secretary, respectively, of National Mercantile Bancorp, a California corporation (the "Corporation");

         II. The authorized number of Series B Convertible Preferred Stock of the Corporation is 1,000, none of which has been issued.

         III. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

         "WHEREAS, the Articles of Incorporation of the Corporation provide for 1,000,000 shares of a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

         WHEREAS, pursuant to the Corporation's Amended and Restated Articles of Incorporation, filed with the Secretary of State on June 20, 1997, the Corporation created a series of the class of its authorized Preferred Stock designated as "Series A Noncumulative Convertible Perpetual Preferred Stock" (the "SERIES A PREFERRED Stock");

         WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof or any of them; and

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a new series of Preferred Stock and the number of shares constituting and the designation of said new series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said new series of Preferred Stock to be designated as Series B Convertible Perpetual Preferred Stock (the "SERIES B PREFERRED STOCK"), which shall consist of 1,000 shares with a stated value of $1,000 per share. The 9,000 shares of the Preferred Stock that are not designated as either Series A Preferred Stock or Series B Preferred Stock shall continue to be issuable from time to time in one or more series, and the Board of Directors of the Corporation shall continue to be authorized to determine or alter the rights, preferences, privileges and restrictions of such 9,000 undesignated shares of Preferred Stock, and to fix the number of shares constituting any such series and to determine the designation thereof or any of them. The rights, preferences, privileges and restrictions granted to or imposed upon the new series of Preferred Stock designated as Series B Preferred Stock are as follows:

(A)      Voting Privileges of Series B Preferred Stock.

         (1) Except as provided herein or required by law, the holders of Series B Preferred Stock shall not have the right to vote on any matters submitted to the shareholders.

         (2) In addition to any vote required by the California Corporation Law, the Corporation shall not, without the affirmative vote or written consent of the holders (acting together as a class) of not less than a majority of the then outstanding shares of Series B Preferred Stock:

                  (a) authorize, create or issue any additional shares of Series B Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series B Preferred Stock with respect to the payment or distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of the Corporation;

                  (b) declare or pay any dividend on its Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock;

                  (c) repurchase, redeem or otherwise acquire for any consideration any shares of its Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock; or

                  (d) amend, alter or repeal any provisions of the Amended and Restated Articles of Incorporation of the Corporation, amend, alter or repeal any provisions of this Certificate of Determination of Rights and Preferences, or adopt, amend, alter or repeal any Certificate of Determination of Rights and Preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series B Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series B Preferred Stock hereby.

(B) Dividends. Except as contemplated by paragraph (E) below, the holders of the Series B Preferred Stock shall not be entitled to receive any dividends.

(C) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, an amount per share of Series B Preferred Stock equal to the Liquidation Amount of the Series B Preferred Stock. The "LIQUIDATION AMOUNT" per share of Series B Preferred Stock as of any date shall be equal to the sum of $1,000 (the "BASE AMOUNT") (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected and relating to the Series B Preferred Stock) plus an amount (calculated on the basis of a 365-day year and actual days elapsed to payment) equal to 8.5% per annum of the Base Amount (as such Base Amount may be adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), which shall accrue commencing with the date of issue of the Series B Preferred Stock. Notwithstanding the foregoing, in the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made first to the holders of shares of Series A Preferred Stock in the amounts set forth in the Corporation's Articles of Incorporation before any payment of the Liquidation Amount shall be made or any assets distributed to the holders of the Series B Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock. If all amounts payable to the holders of the Series A Preferred Stock pursuant to the Corporation's Articles of Incorporation have been paid, then payment in the amounts herein fixed shall be made to the holders of the Series B Preferred Stock before payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series B Preferred Stock and any other class or series of capital stock ranking on a parity with the Series B Preferred Stock as to payments upon dissolution or liquidation of the Corporation the full amounts to which they respectively shall be entitled, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

         At any time, in the event of the merger, consolidation or reorganization of the Corporation with or into any other entity or entities (in which merger, consolidation or reorganization any shareholders of the Corporation receive distributions of cash, securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or a series of related similar such transactions, then such transactions shall be deemed, for purposes of determining the amounts to be received by the holders of the Series B Preferred Stock in any such transaction, and for purposes of determining the priority of receipt of such amounts as between the holders of the Series B Preferred Stock and the holders of other classes or series of capital stock, to be a liquidation or dissolution of the Corporation; provided, however, the foregoing shall not apply to (i) any transaction as to which the holders of a majority of the outstanding Series B Preferred Stock shall have waived by affirmative vote or written consent the application of this paragraph; and (ii) any merger or consolidation with an affiliate of the Corporation the sole purpose of which is to change the Corporation's domicile solely within the United States and in which holders of capital stock exchange such securities for a pro rata amount of substantially identical securities of a successor corporation.

         Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series B Preferred Stock to convert such shares in accordance with paragraph (E) below.

(D)      Redemption.

         (1) The Corporation, in its sole option, may redeem all shares of Series B Preferred Stock, at any time, from funds legally available therefor at the Liquidation Amount per share as of the date of redemption (the "REDEMPTION DATE"). In the event that the Corporation elects to redeem any shares of Series B Preferred Stock, it must redeem all of the outstanding shares of Series B Preferred Stock.

         (2) Notice of any redemption pursuant to this subparagraph (D) shall be mailed at least 30, but not more than 60, days in advance of the Redemption Date to the holders of record of shares of Series B Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. To facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Series B Preferred Stock to be redeemed not more than 60 days prior to the Redemption Date. Each such notice shall state: (i) the Redemption Date and the number of shares to be redeemed from such holder; (ii) the redemption price; (iii) whether the shares of Series B Preferred Stock called for redemption may be converted and the applicable conversion price; and (iv)the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

         (3) As of the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, rights to receive distributions shall cease to accrue, and all rights of the holders of the Series B Preferred Stock called for redemption, as shareholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificate; provided, however, that if the Corporation defaults in payment of the redemption price for any reason, the rights of the holders of Series B Preferred Stock shall continue until the Corporation cures the default.

         (4) Redemption of any shares of Series B Preferred Stock is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters, to the extent required by law.

         (5) No redemption hereunder made in contemplation of a Transaction (as defined in paragraph (E) below) shall be effective, without the affirmative vote or written consent of the holders of a majority of the then outstanding Series B Preferred Stock, unless the amount per share of Common Stock, which would be payable in a Transaction to a holder of Series B Preferred Stock, were such holder to convert such Series B Preferred Stock into shares of Common Stock as provided in paragraph
         (E), would be less than the Liquidation Amount per share payable in such redemption.

(E)      Conversion Right.


         (1) At any time after the earlier of (i) June 30, 2005 or (ii) the following events (an "EARLY CONVERSION EVENT"): the execution of a definitive agreement relating to a merger, consolidation or reorganization of the Corporation with or into any other entity or entities in which the holders of the Corporation's capital stock receive cash, property or securities (other than securities issued by any party to the merger, consolidation or reorganization which result in the holders of the Corporation's voting capital stock prior to the merger, consolidation or reorganization holding not less than 66.67% of the voting power of the surviving entity) the execution of a definitive agreement relating to any sale, transfer or other disposition of all or substantially all the Corporation's assets, or adoption of any plan or arrangement relating to dissolution or liquidation of the Corporation (such merger, consolidation or reorganization, sale, transfer or disposition of assets or dissolution or liquidation being collectively referred to herein as a "TRANSACTION"), each holder of the Series B Preferred Stock will have the right, exercisable at the option of the holder, to convert some or all of such holder's shares of Series B Preferred Stock into Common Stock at the conversion price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the "CONVERSION PRICE") shall initially be $7.04 per share of Common Stock; provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The number of shares of Common Stock to be issued upon conversion for each share of Series B Preferred shall be determined by dividing the Liquidation Amount per share then in effect by the Conversion Price then in effect. In the case of the call for redemption of the shares of Series B Preferred Stock, such right of conversion shall cease and terminate as to the shares designated for redemption on the Redemption Date thereof; provided, however, that no such call for redemption shall affect a notice of conversion validly given by a holder prior to the Redemption Date. Within 10 days after an Early Conversion Event and at least 20 days prior to consummation of a Transaction, as defined below, and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto, the Corporation shall give each holder of Series B Preferred Stock written notice, by first-class, postage prepaid, addressed to the registered holders of Series B Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of an Early Conversion Event, which notice shall contain a summary of the principal terms of the proposed Transaction. If the notice of an Early Conversion Event is mailed prior to June 30, 2005, each holder of the Series B Preferred Stock shall have the right, exercisable at any time prior to the third business day prior to the closing of the Transaction, to request that its shares of Series B Preferred Stock be converted into shares of Common Stock. The conversion shall be deemed to occur immediately prior to the Transaction. However, in the event that any Transaction scheduled to close prior to June 30, 2005 is not consummated for any reason, then the requested conversions will not be effected and each holder's Series B Preferred Stock stock certificate will be promptly returned to the holder.

         (2) To convert shares of Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender at the principal executive office of the Corporation both (i) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and (ii) provide written notice addressed to the Corporation that such holder elects to convert such shares. If the notice of conversion is received by the Corporation after June 30, 2005, the shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. If the notice of conversion is received by the Corporation on or before June 30, 2005, such conversion shall be deemed effective in accordance with subparagraph (E)(1) above. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

         (3) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series B Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series B Preferred Stock such holder (a) had been the record holder of the number of shares of Common Stock then received, and (b) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect to any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.

         (4) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or shall pay a dividend on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (C) above, lawful and adequate provision shall be made whereby the holders of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series B Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all declared dividends unpaid and accumulated or accrued on the Series B Preferred Stock to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series B Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series B Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series B Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series B Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

         (6) Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof by first-class mail, postage prepaid, addressed to the registered holders of Series B Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series B Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         (7) In case at any time:

                  (a) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

                  (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

                  (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series B Preferred Stock at the addresses of such holders as shown on the books of the

                  Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

         (8) As used in this paragraph (E): (i) the term "COMMON STOCK" shall mean and include the Corporation's presently authorized Common Stock and also shall include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares receivable pursuant to conversion of shares of Series B Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series B Preferred Stock; and (ii) the term "CONVERTIBLE SECURITIES" shall mean securities of the Corporation convertible into Common Stock.

         (9) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. "Market price" shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq Stock Market, the closing price of the Common Stock on such exchange or the Nasdaq Stock Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which "market price" is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq Stock Market, or otherwise traded in the over--the-counter market, the "market price" shall be deemed to be the fully diluted book value per share determined from the financial statements of the Corporation prepared in the ordinary course of business as of the last day of the first month ending not less than 45 days preceding the date as of which the determination is to be made.

         If more than one shares of the Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

(F) Reacquired Shares. Any shares of Series B Preferred Stock redeemed by the Corporation or converted by the holder thereof shall be retired and canceled and added to the shares of

Preferred Stock. All such cancelled shares shall become authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors of the Corporation.

(G) Transfer Restrictions. The restrictions on transfer of the capital stock of the Corporation set forth in Article XIII of the Amended and Restated Articles of Incorporation of the Corporation filed June 27, 1997 (the "RESTATED ARTICLES") and the Amendment of the Articles of Incorporation of the Corporation filed May 4, 2000, are applicable to the Series B Preferred Stock, and the certificates evidencing shares of Series B Preferred Stock shall bear the legend relating to such restrictions set forth in Paragraph C of Article XIII of the Restated Articles.

(H) Limitations. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Articles of Incorporation of the Corporation."

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Dated:  December 13, 2001


                                            /s/ Scott A. Montgomery
                                            ------------------------------------
                                            Scott A. Montgomery, President and
                                            Chief Executive Officer


                                            /s/ Rita I. Melchor
                                            ------------------------------------
                                            Rita I. Melchor, Secretary




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